Exhibit 99.1

PRESS RELEASE	For Immediate Release
Tuesday, March 29, 2011

Contact: Ryan A. Hornaday
J. Scott Enright
317-266-0100

Emmis Announces Amendment of its Credit Agreement

Indianapolis, IN— March 29, 2011 — Emmis Communications Corporation (Nasdaq: EMMS) today announced that it has entered into an amendment to its credit agreement after receiving the requisite consent of its lenders.

Jeff Smulyan, Chairman and CEO of Emmis, said “Today's announcement provides Emmis with a significant opportunity to address our capital structure and gives us the flexibility we need going forward as our business continues to grow and gain momentum.”

Among other things, the amendment, provides that (i) the terms of the existing Tranche B Term Loans held or purchased on or prior to the date of the amendment by funds or accounts managed  by Canyon Capital Advisors LLC are amended into an amended tranche of term loans with an extended maturity date of November, 2014 and pricing on such amended term loans is increased pursuant to a grid under which 7.5% to 12.25% per annum is to be paid in cash and 7.0% to 0.0% per annum is to be paid in kind, subject to a minimum yield of 12.25% per annum, (ii) the leverage ratio and fixed charge covenants will not apply under the credit agreement until November 30, 2012, at which time they will be set at 5.0x and 1.15x for the life of the credit agreement and from November 30, 2011 through August 31, 2012 there will be a minimum EBITDA test of $25 million per rolling 4 quarter test period, (iii) the requirement that annual audits be certified without qualification will be waived for the fiscal years ending February 2011 and 2012 and (iv) the ability of Emmis to engage in certain activities or transactions, including the payment of dividends, the incurrence of indebtedness and the ability to invest certain proceeds including from asset sales will be further restricted or prohibited.  The total amount of Tranche B Term Loans outstanding as of March 29, 2011 is $329 million, and the amount of such term loans that Canyon is amending into extended term loans is approximately $182.9 million.

Prior to the entry into the  credit agreement amendment, Emmis entered into a backstop letter agreement with Canyon, pursuant to which Canyon agreed to consent to the amendment to Emmis’ credit agreement and to purchase loans necessary to provide the required lender consent to the amendment.  In consideration of Canyon’s entering into backstop letter agreement, Canyon will receive an exit fee of 6% (or 3% during the first 6 months after the amendment becomes effective) on all existing Tranche B Term Loans and revolving credit commitments held or purchased on or prior to the date of the amendment by funds or accounts managed by Canyon.

The full terms of the applicable agreements will be filed with the U.S. Securities and Exchange Commission.

Emmis Communications – Great Media, Great People, Great Service®

Emmis is an Indianapolis-based diversified media firm with radio broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.

Forward-Looking Statements

This press release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about Emmis’ beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Although Emmis believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Emmis’ actual results could differ materially from those described in the forward-looking statements.

Emmis’ ability to achieve its objectives could be adversely affected by the factors discussed in its Annual Report on Form 10-K for the fiscal year ended February 28, 2010 filed with the SEC, as well as, among others: (1) the occurrence of any event, change or other circumstances that could give rise to the inability to complete the transactions described above due to the failure to satisfy the conditions required to complete the transactions, (2) the outcome of any legal proceedings that have been and may be instituted against Emmis and others following announcement of the merger agreement, (3) the ability to recognize the benefits of the transactions, (4) the amount of the costs, fees, expenses and charges related to the transactions, (5) general industry conditions such as the competitive environment, (6) regulatory and matters and risks, (7) legislative developments, (8) changes in tax and other laws and the effect of changes in general economic conditions, (9) the risk that a condition to closing of the transactions may not be satisfied, and (10) other risks to consummation of the transactions, including the risk that the transactions will not be consummated within the expected time period.

Many of the factors that will determine the outcome of the subject matter of this press release are beyond Emmis’ ability to control or predict. Emmis undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Additional information regarding these risk factors and uncertainties is detailed from time to time in Emmis’ periodic filings with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended February 28, 2010 filed with the SEC. These filings are also available for viewing on Emmis’ website. To access this information on Emmis’ website, please visit www.emmis.com and click on “Investors”, “SEC Filings”.